Exhibit 10.7

LIMITED LIABILITY PARTNERSHIP EXECUTION VERSION

ACE AUSTRALIA HOLDINGS PTY LIMITED

as Original Borrower

ACE LIMITED

as Guarantor

THE ROYAL BANK OF SCOTLAND plc

and

HSBC SECURITIES (USA) INC.

as Lead Arrangers

THE ROYAL BANK OF SCOTLAND plc

as Agent

and

OTHERS

A$100,000,000

CREDIT AGREEMENT

32.	Remedies And Waivers, Partial Invalidity	70

33.	Notices	70

34.	Counterparts	71

35.	Amendments	71

36.	Governing Law	72

37.	Jurisdiction	72

Schedule 1 THE BANKS		73

Schedule 2 CONDITIONS PRECEDENT		74
Part I Conditions Precedent To Initial Utilisation		74
Part Ii Conditions Precedent Required To Be Delivered By A Borrower Transferee		75

Schedule 3 UTILISATION REQUEST		77

Schedule 4 MARGIN SCHEDULE		78

Schedule 5 MANDATORY COST FORMULAE		80

Schedule 6 FORM OF BORROWER TRANSFER CERTIFICATE		82

Schedule 7 FORM OF TRANSFER CERTIFICATE		84

Schedule 8 FORM OF CONFIDENTIALITY UNDERTAKING		87

Schedule 9 FORM OF COMPLIANCE CERTIFICATE		90

Schedule 10 EXISTING LIENS		91

THIS	AGREEMENT dated 2005 is made between:

(1)	ACE AUSTRALIA HOLDINGS PTY LIMITED ACN 116 987 618 as borrower (the “Original Borrower”);

(2)	ACE LIMITED as guarantor (the “Guarantor”);

(3)	THE ROYAL BANK OF SCOTLAND plc and HSBC SECURITIES (USA) INC. as mandated lead arrangers of the Facility (the “Lead Arrangers”);

(4)	THE ROYAL BANK OF SCOTLAND plc as agent for the Banks (the “Agent”); and

(5)	THE BANKS as defined below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“ACE INA” means ACE INA Holdings, Inc.

“Additional Borrower” means ACE Limited or one of its Subsidiaries at any time after it has become a borrower in accordance with Clause 29.3 (Novation by Original Borrower).

“Adjusted Consolidated Debt” means, at any time, an amount equal to (a) the then outstanding Consolidated Debt of the Guarantor and its Subsidiaries plus (b) to the extent exceeding an amount equal to 15 per cent. of Total Capitalisation, the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Preferred Securities).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5 per cent. or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Approved Investment” means any Investment that was made by the Guarantor or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Guarantor which are consistent with past practices.

“APRA” means the Australian Prudential Regulation Authority.

“Authorised Signatory” means, in relation to an Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from the Commencement Date to 31 December 2005.

“Bank” means any financial institution:

(a)	named in Schedule 1 (The Banks); or

(b)	which has become a party hereto in accordance with Clause 29.5 (Assignments and Transfers by Banks), Clause 29.6 (Assignments by Banks) or Clause 29.7 (Transfers by Banks),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Base Amount” shall have the meaning given to that term in sub-clause 18.2.2 of Clause 18.2 (Consolidated Net Worth).

“Borrower” means the Original Borrower unless it has ceased to be a Borrower in accordance with Clause 29.3 (Novation by Original Borrower) or the Additional Borrower.

“Borrower Transferee” means a Person to which the Original Borrower is required to transfer by novation all or part of the Original Borrower’s rights, benefits and obligations under the Finance Documents in accordance with Clause 29.3 (Novation by Original Borrower).

“Borrower Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Borrower Transfer Certificate) signed by the Original Borrower and the Borrower Transferee under which:

(a)	the Original Borrower seeks to procure the transfer to the Borrower Transferee of all or a part of the Original Borrower’s rights, benefits and obligations under the Finance Documents upon and subject to the terms and conditions set out in Clause 29.4 (Transfer by Original Borrower); and

(b)	such Borrower Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent contemplated in Clause 29.4 (Transfer by Original Borrower).

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in London and Sydney.

“Capitalised Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalised leases.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the

Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Guarantor (or other securities convertible into such Voting Interests) representing 30 per cent. or more of the combined voting power of all Voting Interests of the Guarantor or (b) a majority of the board of directors of the Guarantor shall not be Continuing Members.

“Commencement Date” means the date of this Agreement.

“Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Banks) or in relation to any Bank not party to this Agreement on the date hereof, the amount of any Commitment transferred to it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a Consolidated basis as of such date.

“Consolidated Net Income” means, for any period, the net income of the Guarantor and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

“Consolidated Net Worth” means at any date the Consolidated stockholder’s equity of the Guarantor and its Consolidated Subsidiaries determined as of such date, provided that such determination for the purposes of Clause 18.1 (Adjusted Consolidated Debt to Total Capitalisation Ratio), Clause 18.2 (Consolidated Net Worth) and Clause 16.1 (Liens) shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or indemnify or intended to guarantee or indemnify any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation:

(a)	the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor;

(b)	the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement; or

(c)	any obligation of such Person, whether or not contingent:

(i)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii)	to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(iii)	to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv)	otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof,

provided, however, that Contingent Obligations shall not include any obligations of any such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Member” means a member of the Board of Directors of the Guarantor who either (i) was a member of the Guarantor’s Board of Directors on the date of execution and delivery of this Agreement by the Guarantor and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Guarantor’s Board of Directors.

“Corporations Act (Australia)” means the Corporations Act 2001 of Australia.

“Debenture” means debt securities issued by the Guarantor or ACE INA to a Special Purpose Trust in exchange for proceeds of Preferred Securities and common securities of such Special Purpose Trust.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios:

(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business);

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all obligations of such Person as lessee under Capitalised Leases (excluding imputed interest);

(f)	all obligations of such Person under acceptance, letter of credit or similar facilities;

(g)	all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (except for obligations to pay for Equity Interests within customary settlement periods) in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)	all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person; and

(i)	all indebtedness and other payment obligations referred to in paragraphs (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations, provided, however, that the amount of any Debt of such Person under paragraph (i) above shall, if such Person has not assumed or otherwise become liable for such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that “Debt” shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business or any obligation of such Person (1) to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities (or other property) or (2) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities, provided further that, solely for the purposes of Clause 18.1 (Adjusted Consolidated Debt to Total Capitalisation Ratio) and Clause 18.1 (Consolidated Net Worth) and the definitions of “Adjusted Consolidated Debt” and “Total Capitalisation”, “Debt” shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Guarantor or ACE INA under any Debentures or under any subordinated guarantee or any Preferred Securities or obligations of a Special Purpose Trust under any Preferred Securities.

“Default” means an Event of Default or a Potential Event of Default.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorisation required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorised or otherwise existing on any date of determination.

“ERISA (U.S.)” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA (U.S.) is a member of the controlled group of any Obligor or under common control of any Obligor, within the meaning of section 414 of the Internal Revenue Code (U.S.) or Section 4001 of ERISA (U.S.).

“Event of Default” means any circumstance described as such in Clause 19 (Events of Default).

“Facility” means the term loan facility in an aggregate amount of the Total Commitments made available to the Borrower under this Agreement, to the extent not cancelled, reduced or transferred under this Agreement.

“Facility Office” means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Bank, the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by notice to the Agent.

“Finance Documents” means this Agreement and any fee letter or letters dated on or about the date of this Agreement between the Agent and the Guarantor setting out any of the fees referred to in Clause 20 (Fees).

“Finance Parties” means the Agent, the Lead Arrangers and the Banks.

“Fiscal Year” means a fiscal year of the Guarantor and its Consolidated Subsidiaries ending on 31 December in any calendar year.

“Fixed Rate” means the interest rate agreed by the Banks and the Borrower in writing.

“GAAP” has the meaning specified in Clause 1.7 (Accounting Terms and Determinations).

“Group” means the Guarantor and its Subsidiaries from time to time.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Insurance Act (Australia)” means the Insurance Act 1973 of the Commonwealth of Australia.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 7 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 22.1 (Default Interest and Break Costs).

“Internal Revenue Code (U.S.)” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in paragraph (h) or (j) of the definition of “Debt” in respect of such Person; provided, however, that any purchase by any Obligor or any Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Obligor or any Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Obligor or any Subsidiary into swap transactions relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such Person into a reinsurance contract and shall not be deemed to be an Investment by such Person. In this definition, “Obligor” means any of the Borrower and the Guarantor.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Banks” means, save as otherwise provided herein:

(a)	whilst the Loan is not outstanding, a Bank or Banks whose Commitments amount (or, if each Bank’s Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to fifty per cent. or more of the Total Commitments; and

(b)	whilst the Loans is outstanding, a Bank or Banks to whom in aggregate more than fifty per cent. of the outstanding Loans is owed.

“Mandatorily Convertible Preferred Securities” means units comprised of (i) Preferred Securities or preferred shares of the Guarantor and (ii) a contract for the sale of ordinary shares of the Guarantor.

“Mandatory Cost “ means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Margin” means the rate per annum determined from time to time in accordance with Schedule 4 (Margin Schedule).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business financial condition, operations or properties of the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of the Guarantor and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Bank under any Finance Document or (c) the ability of the Obligors, taken as a whole, to perform their obligations under the Finance Documents.

“Material Financial Obligation” means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Guarantor and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate US$50,000,000 or its equivalent.

“Material Subsidiary” means:

(a)	any Subsidiary of the Guarantor that has more than US$10,000,000 or its equivalent in assets or that had more than US$10,000,000 or its equivalent of revenue during the most recent period of four fiscal quarters for which financial statements are available; and

(b)	any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualified as a “Material Subsidiary” under paragraph (a) above.

“Maturity Date” means the date which is 24 months from the Utilisation Date.

“Minimum Amount” shall have the meaning given to that term in sub-clause 18.2.2 of Clause 18.2 (Consolidated Net Worth).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA (U.S.), to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” means, with respect to any issuance of Equity Interests by any Person, the amount of cash received by such Person in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction:

(a)	reasonable brokerage commissions, attorney’s fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees, and other similar commissions, and reasonable fees and expenses and disbursements of any of the foregoing, in each case to the extent paid or payable by such Person;

(b)	reasonable printing and related expenses of filing and recording or registration fees or charges or similar fees or charges paid by such Person; and

(c)	taxes paid or payable by such Person to any governmental authority or regulatory body as a result of such transaction.

“Obligors” means the Borrower and the Guarantor.

“Original Borrower Group” means the Original Borrower together with any subsidiary of the Original Borrower, including any general insurer that is a subsidiary of the Original Borrower, where subsidiary has the meaning given in section 4 of the Insurance Act (Australia).

“PBGC” means the Pension Benefit Guarantee Corporation (or any successor).

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA (U.S.), which is subject to title IV of ERISA (U.S.) (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA (U.S.)), and to which any Obligor or any ERISA (U.S.) Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA (U.S.) at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA (U.S.).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings:

(a)	Liens for taxes, assessments and governmental charges or levies not yet due and payable;

(b)	Liens imposed by law, such as materialsmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days;

(c)	pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and

(d)	easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, a company, a corporation, a partnership, an association, a trust or any other entity or organisation, including a government or political subdivision or an agency or instrumentality thereof.

“Potential Event of Default” means any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Securities” means:

(a)	preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the applicable Debentures; or

(b)	other instruments that may be treated in whole or in part as equity for rating agency purposes while being treated as debt for tax purposes.

“Proportion” means, in relation to a Bank the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero).

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that:

(a)	the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer; or

(b)	is redeemable at the option of the holder.

“Reference Banks” means Barclays Bank PLC, HSBC Bank Australia Limited and The Royal Bank of Scotland plc.

“Reference Swap Transaction” means the interest rate swap agreements entered into or to be entered into between the Banks and the Swap Provider in relation to this Facility.

“Reference Swap Transaction Value” means, as of any day, (i) an amount (which may be payable to, or payable from, the Swap Provider) determined in good faith on such day by the Swap Provider to be the present mark-to-market value of the Reference Swap Transaction, based on the Swap Provider’s bid quotation for transactions on substantially the same terms as the Reference Swap Transaction.

“Regulation U” means Regulation U of the Board of Directors of the Federal Reserve System, as in effect from time to time.

“Representations” means each of the representations set out in Clause 14 (Representations).

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Compliance Officer, Treasurer or General Counsel of the Borrower, the Guarantor or any Original Borrower Group company.

“Securitisation Transaction” means any sale, assignment or other transfer by the Guarantor or any Subsidiary of any accounts receivable, premium finance loan receivables, lease receivables or other payment obligations owing to the Guarantor or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guarantees or other property or claims in favour of the Guarantor or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means a Subsidiary of the Guarantor that is a “significant subsidiary” of the Guarantor under Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is able to pay its debts as and when they become due and payable, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capita. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Trust” means a special purpose business trust established by the Guarantor of which the Guarantor or ACE INA will hold all the common securities, which will be the issuer of Preferred Securities, and which will loan to the Guarantor or ACE INA (such loan being evidenced by Debentures) the net proceeds of the issuance and sale of the Preferred Securities and common securities of such Special Purpose Trust.

“Subsidiary” of any Person means, except where used in the definition of “Original Borrower Group”, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50 per cent. of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swap Provider” means The Royal Bank of Scotland plc in its capacity as hedge counterparty under the Reference Swap Transaction.

“Total Capitalisation” means, at any time, an amount (without duplication) equal to:

(a)	the then outstanding Consolidated Debt of the Guarantor and its Subsidiaries

plus

(b)	Consolidated stockholders’ equity of the Guarantor and its Subsidiaries plus (without duplication)

(c)	the then issued and outstanding amount of Preferred Securities (including Mandatorily Convertible Preferred Securities) and (without duplication) Debentures.

“Total Commitments” means the aggregate of the Banks’ Commitments being A$100,000,000 at the Commencement Date.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) signed by a Bank and a Transferee under which:

(a)	such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights, benefits and obligations under the Finance Documents upon and subject to the terms and conditions set out in Clause 29.5 (Assignments and Transfers by Banks); and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 29.7 (Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a person to which a Bank seeks to transfer by novation all or part of such Bank’s rights, benefits and obligations under the Finance Documents.

“Unpaid Sum” means the unpaid balance of any of the sums referred to in Clause 22.1 (Default Interest).

“U.S.” and “United States” means the United States of America

“U.S. Person” means any Person:

(a)	organised under the laws of the United States or any jurisdiction within the United States (including foreign branches thereof); or

(b)	located in the United States.

“Utilisation” means the utilisation of the Facility pursuant to Clause 3 (Utilisation of the Facility).

“Utilisation Date” means the date on which the Utilisation occurs.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA (U.S.), that is maintained for employees of any Obligor or in respect of which any Obligor could have liability.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Guarantor.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA (U.S.).

1.2	Interpretation

Any reference in this Agreement to:

the “Agent”, any “Obligor” or any “Bank” shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

“continuing”, in the context of an Event of Default shall be construed as a reference to an Event of Default which has not been remedied or waived in accordance with the terms hereof and in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a Subsidiary;

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business

Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

a Bank’s “participation”, in relation to the Loan, shall be construed as a reference to the rights and obligations of such Bank in relation to the Loan as are expressly set out in this Agreement;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax, goods and services tax or any similar tax which may be imposed in place thereof from time to time;

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

compliance by the Original Borrower Group with the new prudential requirements includes compliance by the Original Borrower Group as a whole and compliance by any individual member of the Original Borrower Group; and

the new prudential requirements commencing to having effect in relation to the Original Borrower Group includes the new prudential requirements commencing to have effect in relation to the Original Borrower Group as a whole and in relation to any individual member of the Original Borrower Group.

1.3	Currency Symbols

1.3.1	“A$” and “Australian dollars” denote lawful currency of Australia for the time being.

1.3.2	“US$” denotes the lawful currency of the United States for the time being.

1.3.3	“£” denotes the lawful currency of the United Kingdom for the time being.

1.4	Agreements and Statutes

Any reference in this Agreement to:

1.4.1	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

1.4.2	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings

Clause and Schedule headings are for ease of reference only.

1.6	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.7	Accounting Terms and Determinations

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”), and accounting practices and financial reference periods applied consistent (except for changes concurred in by the Guarantor’s independent public accountants) with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Guarantor notifies the Agent that the Guarantor wishes to amend any covenant in Clause 16 (Negative Covenants), 17 (Information Covenants) or 18 (Financial Covenants) to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Guarantor that the Majority Banks wish to amend Clause 16 (Negative Covenants), 17 (Information Covenants) or 18 (Financial Covenants) for such purpose), then the Guarantor’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted account principals became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Majority Banks.

1.8	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.	THE FACILITY

2.1	Grant of the Facility

Subject to the terms of this Agreement, the Banks make available to the Borrower an Australian dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Purpose and Application

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

2.3	Conditions Precedent

Save as the Banks may otherwise agree, the Borrower may not deliver any Utilisation Request unless the Agent has confirmed to the Banks that it has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Agent.

2.4	Several Obligations

The obligations of each Bank are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of any Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

2.5	Several Rights

The rights of each Finance Party are several and any debt arising hereunder at any time from an Obligor to any Finance Party shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.	UTILISATION OF THE FACILITY

3.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request.

3.2	Utilisation Conditions for the Facility

3.2.1	Save as otherwise provided herein, the Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	no later than 10.00 a.m. three Business Days before the proposed Utilisation Date, the Agent has received a duly completed Utilisation Request from the Borrower;

(b)	the proposed Utilisation Date is a Business Day falling within the Availability Period;

(c)	on and as of the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Representations are true in all material respects; and

(d)	the currency and amount of the Utilisation comply with Clause 3.4 (Currency and Amount).

3.2.2	The Banks will not be obliged to satisfy the Utilisation Request unless the Fixed Rate has been agreed hereunder.

3.3	Request for Loan

Only one Loan may be requested hereunder.

3.4	Currency and amount

3.4.1	The currency specified in a Utilisation Request must be Australian dollars.

3.4.2	The amount of the proposed Loan must be for the amount of the Total Commitments.

3.5	Cancellation of Commitments

On the expiry of the Availability Period the Total Commitments, if undrawn, and each Bank’s Commitment shall be reduced to zero.

4.	REPAYMENT

The Borrower shall repay the Loan made to it in full on the Maturity Date.

5.	PREPAYMENT AND CANCELLATION

5.1	Voluntary cancellation

The Borrower may at any time prior to Utilisation, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Agent may agree) prior written notice, cancel the whole or any part (being a minimum amount and integral multiple of A$5,000,000) of the Total Commitments.

5.2	Voluntary prepayment of the Loan

The Borrower may at any time, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Agent may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount and integral multiple of A$5,000,000).

5.3	Restrictions

5.3.1	Any notice of cancellation or prepayment given by any Party under this Clause 5 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

5.3.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any break costs pursuant to Clause 22.4 (Break Costs) or refund of any break gains pursuant to Clause 22.5 (Break Gains) or payment of reference swap transaction value break pursuant to Clause 22.6 (Reference Swap Transaction Value Break), without premium or penalty.

5.3.3	The Borrower may not reborrow any part of the Facility which is prepaid.

5.3.4	The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

5.3.5	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

5.4	Right of repayment and cancellation in relation to a single Bank

5.4.1	If:

(a)	any sum payable to any Bank by an Obligor is required to be increased pursuant to Clause 8.1 (Tax Gross-up); or

(b)	any Bank claims indemnification pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues:

(c)	give the Agent notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank’s participation in the Loan; or

(d)	give the Agent notice requiring that Bank to transfer its Commitment to one or more other financial institutions.

5.4.2	On receipt of a notice referred to in Clause 5.4.1 above, the Commitment of that Bank shall immediately be reduced to zero.

5.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 5.4.1(c) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Bank’s participation in the Loan.

6.	INTEREST

6.1	Calculation of interest

The rate of interest on the Loan is the percentage rate per annum which is the aggregate of:

6.1.1	the Fixed Rate;

6.1.2	the applicable Margin; and

6.1.3	the applicable Mandatory Cost, if any.

6.2	Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan.

7.	INTEREST PERIODS

7.1	The duration of each Interest Period shall, save as otherwise provided herein, be 6 months with the first Interest Period commencing on the Utilisation Date.

7.2	An Interest Period for the Loan shall not extend beyond the Maturity Date.

7.3	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.	TAXES

8.1	Tax Gross-up

All payments to be made by an Obligor to any Finance Party hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

8.2	Tax Indemnity

Without prejudice to Clause 8.1 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable hereunder (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 8.2 (Tax Indemnity) shall not apply to:

8.2.1	any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party by the jurisdiction in which such Finance Party is incorporated; or

8.2.2	any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party by the jurisdiction in which its Facility Office is located.

8.3	Claims by Banks

A Bank intending to make a claim pursuant to Clause 8.2 (Tax Indemnity) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Guarantor thereof.

9.	TAX RECEIPTS

9.1	Notification of Requirement to Deduct Tax

If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly, upon becoming aware of the same, notify the Agent.

9.2	Evidence of Payment of Tax

If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment.

9.3	Tax Credit Payment

If an additional payment is made under Clause 8 (Taxes) by an Obligor for the benefit of any Finance Party and such Finance Party, in its sole discretion, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax, then, if and to the extent that such Finance Party, in its sole opinion, determines that:

9.3.1	such credit, relief, remission or repayment is in respect of or calculated with reference to the additional payment made pursuant to Clause 8 (Taxes); and

9.3.2	its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled,

such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Obligor such amount as such Finance Party shall, in its sole opinion, determine to be the amount which will leave such Finance Party (after such payment) in no worse after-tax position than it would have been in had the additional payment in question not been required to be made by such Obligor.

9.4	Tax Credit Clawback

If any Finance Party makes any payment to an Obligor pursuant to Clause 9.3 (Tax Credit Payment) and such Finance Party subsequently determines, in its sole opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, the Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its sole opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

9.5	Tax and Other Affairs

No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment under Clause 8.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof.

10.	INCREASED COSTS

10.1	Increased Costs

If, by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply), in each case occurring after the date of this Agreement:

10.1.1	a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank’s entering into or assuming or maintaining a commitment, issuing or performing its obligations under this Agreement;

10.1.2	a Bank or any holding company of such Bank incurs a cost as a result of such Bank’s entering into or assuming or maintaining a commitment, issuing or performing its obligations under this Agreement; or

10.1.3	there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining such Bank’s share of any Unpaid Sum or the Loan,

then the Borrower shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or to enable that Bank to indemnify its holding company from and against, as the case may be, (a) such reduction in the rate of return of capital, (b) such cost or (c) such increased cost.

10.2	Increased Costs Claims

A Bank intending to make a claim pursuant to Clause 10.1 (Increased Costs) shall notify the Agent as soon as reasonably practicable of the event giving rise to such claim and the amount of such claim and the basis for calculation of such amount in reasonable detail whereupon the Agent shall notify the Borrower thereof. Prior to making any such claim, such Bank will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid any obligation by the Borrower to pay any amount pursuant to 10.1 (Increased Costs). If any Bank has made a claim pursuant to 10.1 (Increased Costs) and thereafter the event or circumstance giving rise to such claim ceases to exist, such Bank shall promptly so notify the Borrower and the Agent. Without limiting the foregoing, each Bank will designate a different lending office if such designation will avoid (or reduce the cost to the Borrower of) any claim pursuant to 10.1 (Increased Costs) and such designation will not, in such Bank’s good faith judgment, be otherwise disadvantageous to such Bank.

10.3	Exclusions

Notwithstanding the foregoing provisions of this Clause 10 (Increased Costs), no Bank shall be entitled to make any claim under this Clause 10 (Increased Costs) in respect of:

10.3.1	any cost, increased cost or liability as referred to in Clause 10.1 (Increased Costs) to the extent the same is compensated by the Mandatory Costs; or

10.3.2	any cost, increased cost or liability compensated by (or the recovery of which is precluded under) Clause 8 (Taxes).

Without limiting the foregoing, if any Bank fails to notify the Borrower of any event or circumstance that will entitle such Bank to compensation pursuant to this Clause 10 (Increased Costs) within 120 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 120 days before the date on which such Bank notifies the Borrower of such event or circumstance.

11.	ILLEGALITY

If, at any time, it is or will become unlawful or prohibited pursuant to any request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply) for a Bank to fund, issue, participate in or allow to remain outstanding all or part of its share of the outstanding Loan, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and:

11.1.1	such Bank shall not thereafter be obliged to participate in the Facility and the amount of its Commitment shall be immediately reduced to zero; and

11.1.2	if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified ensure that the liabilities of such Bank under or in respect of the outstanding Loan are reduced to zero.

12.	MITIGATION

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

12.1.1	an increase in any sum payable to it or for its account pursuant to Clause 8.1 (Tax Gross-up); or

12.1.2	a claim for indemnification pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Obligors under any of the Clauses referred to in sub-

clauses 12.1.1 and 12.1.2, such Bank shall promptly upon becoming aware of such circumstances notify the Agent thereof and at the request of the Borrower transfer all of its rights and obligations under this Agreement to a bank or financial institution identified by the Borrower as willing to enter into such a transfer for a purchase price equal to the outstanding principal amount owed to such Bank hereunder plus all accrued interest, fees and other amounts accrued to that Bank hereunder.

13.	BORROWER REPRESENTATIONS

The Borrower represents and warrants on the date of this Agreement as follows:

13.1	Corporate Existence and Power

The Borrower and each of its Material Subsidiaries:

13.1.1	is duly organised or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation;

13.1.2	is duly qualified or licensed and, to the extent such concept applies, in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect; and

13.1.3	has all requisite power and authority (including, without limitation, all licences, permits and other approvals from any governmental authority or regulatory body such as APRA) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect.

All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid.

13.2	Corporate Authorisation

The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorised by all necessary corporate action, and do not:

13.2.1	contravene the Borrower’s constitutional documents;

13.2.2	violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, except where such violation would not be reasonably likely to have a Material Adverse Effect;

13.2.3	conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties except where such conflict, breach or default would not be reasonably likely to have a Material Adverse Effect; or

13.2.4	result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries.

13.3	Governmental Authorisation

No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including APRA) or any other third party is required for:

13.3.1	the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement; or

13.3.2	the exercise by the Agent or any Bank of its rights under this Agreement,

except for the authorisations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

13.4	Binding Effect

This Agreement has been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicable relating to creditors’ rights and to general principles of equity.

13.5	Litigation

There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the Borrower’s knowledge, threatened before any court, governmental agency or arbitrator that:

13.5.1	would be reasonably likely to have a Material Adverse Effect; or

13.5.2	would reasonably be expected to affect the legality, validity or enforceability of any Finance Document or the transactions contemplated by the Finance Documents.

13.6	Written Information

13.6.1	No written information exhibit or report furnished by or on behalf of the Borrower to the Agent or any Bank in connection with the negotiation and syndication of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

13.6.2	The Borrower is, individually and together with its Subsidiaries, Solvent.

13.6.3	In the ordinary course of its business, the Borrower reviews the effect of Environmental Laws on the operations and properties of the Borrower and its

Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect. The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against the Borrower or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances, would reasonably be expected to have a Material Adverse Effect.

13.7	Taxes

The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns (including any stamp, registration or similar tax to be paid on or in relation to this Agreement) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with Australian GAAP).

13.8	Compliance with Laws

The Borrower and its Subsidiaries are in compliance, in all material respects, with all applicable laws, ordinances, rules, regulations, guidelines and other requirements of governmental authorities and regulatory bodies (including APRA) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and any reserves required under generally accepted accounting principles with respect thereto have been established and except where any such failure could not reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

13.9	Governing law and enforcement

13.9.1	The choice of English law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation.

13.9.2	Any judgment obtained in England in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.

13.10	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order:

13.10.1	to enable the Borrower lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement;

13.10.2	to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable; and

13.10.3	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been done, fulfilled and performed (subject to any exception contained in the legal opinions provided as conditions precedent).

13.11	Claims Pari Passu

Under the laws of its jurisdiction of incorporation in force at the date of this Agreement, the claims of the Finance Parties against the Borrower under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those claims which are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application or are mandatorily preferred by law applying to insurance companies generally.

13.12	No Winding up

The Borrower has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against the Borrower for its winding up, dissolution, administration or re organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator receiver, administrator, administrative receiver, conservator, compulsory manager, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

13.13	No Event of Default

No Event of Default in respect of the Borrower has occurred and is continuing.

14.	GUARANTOR REPRESENTATIONS

The Guarantor in respect of itself and of the Borrower represents and warrants on the date of this Agreement and, in respect of the Guarantor and any Borrower Transferee, on the date of any transfer pursuant to Clause 29.4 (Transfer by Original Borrower) as follows:

14.1	Corporate Existence and Power

Each Obligor and each of its Material Subsidiaries:

14.1.1	is duly organised or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation;

14.1.2	is duly qualified or licensed and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect; and

14.1.3	has all requisite power and authority (including, without limitation, all licences, permits and other approvals from any governmental authority or regulatory body such as APRA) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect.

All of the outstanding Equity Interests in each Obligor (other than the Guarantor) have been validly issued, are fully paid and non-assessable and (except for any Preferred Securities issued after the Commencement Date) are owned, directly or indirectly, by the Guarantor free and clear of all Liens.

14.2	Corporate Authorisation

The execution, delivery and performance by each Obligor of each Finance Document to which it is or is to be a party and the consummation of the transactions contemplated by the Finance Documents, are within such Obligor’s corporate powers, have been duly authorised by all necessary corporate action, and do not:

14.2.1	contravene such Obligor’s constitutional documents;

14.2.2	violate any law, rule, regulation, order, writ, judgement, injunction, decree, determination or award, except where such violation would not be reasonably likely to have a Material Adverse Effect;

14.2.3	conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Obligor, any of its Subsidiaries or any of their properties, except where such conflict, breach or default would not be reasonably likely to have a Material Adverse Effect; or

14.2.4	except for the Liens created under the Finance Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Obligor or any of its Subsidiaries.

14.3	Governmental Authorisation

No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (including APRA) or any other third party is required for:

14.3.1	the due execution, delivery, recordation, filing or performance by an Obligor of any Finance Document to which it is or is to be a party or the other transactions contemplated by the Finance Documents; or

14.3.2	the exercise by the Agent or any Bank of its rights under the Finance Documents,

except for the authorisations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, subject to bankruptcy, insolvency and similar laws of general applicable relating to creditors’ rights and to general principles of equity.

14.4	Binding Effect

This Agreement has been, and each other Finance Document when delivered hereunder will have been, duly executed and delivered by each Obligor party thereto. This Agreement is, and each other Finance Document when delivered hereunder will be, the legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms.

14.5	Litigation

There is no action, suit, investigation, litigation or proceeding affecting any Obligor or any of its Subsidiaries, including any Environmental Action, pending or, to such Obligor’s knowledge, threatened before any court, governmental agency or arbitrator that:

14.5.1	would be reasonably likely to have a Material Adverse Effect; or

14.5.2	would reasonably be expected to affect the legality, validity or enforceability of any Finance Document or the transactions contemplated by the Finance Documents.

14.6	Financial Information Guarantor

The Consolidated balance sheet of the Guarantor and its Subsidiaries as at 31 December 2004, and the related Consolidated statements of income and of cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at 30 September 2005, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Guarantor, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at 30 September 2005, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject, in the case of 30 September 2005 balance sheet and statements of income and cash flows, to the absence of footnotes). Since 31 December 2004 there has been no Material Adverse Change.

14.7	Written Information

14.7.1	No written information exhibit or report furnished by or on behalf of any Obligor to the Agent or any Bank in connection with the negotiation and syndication of the Finance Documents or pursuant to the terms of the Finance Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

14.7.2	Margin Stock constitutes less than 25 per cent. of the value of those assets of any Obligor which are subject to any limitation on sale, pledge or other disposition hereunder.

14.7.3	Neither any Obligor nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Guarantor Act of 1940, as amended. Neither the making of the Loan, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated by the Finance Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

14.7.4	Each Obligor is, individually and together with its Subsidiaries, Solvent.

14.7.5	Except to the extent that any and all events and conditions under clauses (a) through (e) below of this Clause 14.7.5 in the aggregate are not reasonably expected to have a Material Adverse Effect:

(a)	neither any Obligor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan;

(b)	with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Obligor or with respect to which any Subsidiary of any Obligor may have liability under applicable local law (a “Foreign Plan”):

(i)	any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)	each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities;

(c)	during the twelve-consecutive-month period to the date of the execution and delivery of this Agreement and prior to the Utilisation Request hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA (U.S.) and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could result in any Obligor or any ERISA (U.S.) Affiliate incurring any material liability, fine or penalty;

(d)	each Pension Plan is in compliance in all respects with the applicable provisions of ERISA (U.S.), the Internal Revenue Code (U.S.) and other federal or state laws; and

(e)	no assets of any Obligor are or are deemed under applicable law to be “plan assets” within the meaning of United States Department of Labor Regulation 2510-101.

14.7.6	In the ordinary course of its business, each Obligor reviews the effect of Environmental Laws on the operations and properties of such Obligor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Obligor has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect. The operations and properties of each Obligor and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Obligor or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Obligor or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances, would reasonably be expected to have a Material Adverse Effect.

14.8	Taxes

Each Obligor and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns (including any stamp, registration or similar tax to be paid on or in relation to the Finance Documents to which it is a party) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefore in accordance with GAAP).

14.9	Compliance with Laws

Each Obligor and its Subsidiaries are in compliance, in all material respects, with all applicable laws, ordinances, rules, regulations, guidelines and other requirements of governmental authorities and regulatory bodies (including APRA) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and any reserves required under generally accepted accounting principles with respect thereto have been established and except where any such failure could not reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

14.10	Governing law and enforcement

14.10.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

14.10.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

14.11	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order:

14.11.1	to enable each Obligor lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party;

14.11.2	to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable; and

14.11.3	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been done, fulfilled and performed (subject to any exception contained in the legal opinions provided as conditions precedent).

14.12	Claims Pari Passu

Under the laws of its jurisdiction of incorporation in force at the date of this Agreement, the claims of the Finance Parties against each Obligor under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those claims which are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application or are mandatorily preferred by law applying to insurance companies generally.

14.13	No Winding-up

No Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, compulsory manager, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

14.14	No Event of Default

No Event of Default has occurred and is continuing.

15.	AFFIRMATIVE COVENANTS

So long as the Loan or any other obligation of any Obligor under any Finance Document shall remain unpaid, each Obligor will:

15.1	Compliance with laws

Comply and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include without limitation, compliance with the prudential requirements of APRA, Environmental Laws, Environmental Permits, ERISA (U.S.) and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

15.2	Payment of Taxes

Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither any Obligor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

15.3	Maintenance of Insurance

Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Material Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Guarantor and its Subsidiaries).

15.4	Preservation of Corporate Existence

Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that:

15.4.1	the Guarantor and its Subsidiaries may consummate any merger or amalgamation or consolidation permitted under Clause 16.3 (Mergers);

15.4.2	no Subsidiary (other than an Obligor) shall be required to preserve and maintain its existence, legal structure, legal names or other rights (charter and statutory) if the management of a direct or indirect parent of such Subsidiary has determined that such action is not disadvantageous in any material respect to the Guarantor, such parent or the Banks; and

15.4.3	neither the Guarantor nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the management of the Guarantor or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Banks.

15.5	Visitation Rights

At any reasonable time and from time to time upon not less than three Business Days prior notice, permit the Agent (upon request made by the Agent or any Bank), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of the Agent or such Bank, as the case may be, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Guarantor is present, their independent certified public accountants; provided that neither the Guarantor nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege.

15.6	Keeping of Books

Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

15.7	Maintenance of Properties

Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

15.8	Transactions with Affiliates

Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Finance Documents with any of their Affiliates (other than any such transactions between Obligors or wholly owned Subsidiaries of Obligors) on terms that are fair and reasonable and no less favourable than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

15.9	Pari Passu Ranking

Ensure that at all times the claims of the Banks and the Agent against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application or are mandatorily preferred by law applying to insurance companies generally.

15.10	“Know your customer” checks

15.10.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Bank of any of its rights and/or obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or, in the case of paragraph (c) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Bank) in order for the

Agent, such Bank or, in the case of the event described in paragraph (c) above, any prospective new Bank to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.10.2	Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.10.3	If any Obligor assigns or transfers all or any of its rights, benefits and obligations under the Finance Documents pursuant to Clause 29.2 (No Assignments and Transfers by the Obligors) or Clause 29.3 (Novation by Original Borrower) and the accession of such new Obligor obliges the Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) in order for the Agent or such Bank or any prospective new Bank to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such new Obligor to this Agreement.

16.	NEGATIVE COVENANTS

So long as the Loan or any other obligation of any Obligors under any Finance Document shall remain unpaid, each of the Obligors will not, at any time:

16.1	Liens

Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

16.1.1	Permitted Liens;

16.1.2	Liens described in Schedule 10 hereto;

16.1.3	purchase money Liens upon any property acquired or held by the Guarantor or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any property to be subject to such Liens, or Liens existing on any property at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

16.1.4	Liens arising in connection with Capitalised Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalised Leases;

16.1.5	(a) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (b) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Guarantor or any of it Subsidiaries in accordance with Clause 16.3 (Mergers) and not created in contemplation of such event; and (c) any Lien existing on any asset prior to the acquisition thereof by the Guarantor or any of its Subsidiaries and not created in contemplation of such acquisition;

16.1.6	Liens securing obligations under credit default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Guarantor or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of US$550,000,000 or its equivalent;

16.1.7	Liens arising in the ordinary course of its business which:

(a)	do not secure Debt; and

(b)	do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

16.1.8	Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

16.1.9	other Liens securing Debt or other obligations outstanding in an aggregate principal or face amount not to exceed at any time 5 per cent. of Consolidated Net Worth;

16.1.10	Liens consisting of deposits made by the Guarantor or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Guarantor or any insurance Subsidiary, in each case in favour of policyholders of the Guarantor or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Guarantor’s or such insurance Subsidiary’s business;

16.1.11	Liens on Investments and cash balances of the Guarantor or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Guarantor or any insurance Subsidiary in respect of:

(a)	letters of credit obtained in the ordinary course of business; and/or

(b)	trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Guarantor or any insurance Subsidiary;

16.1.12	the replacement, extension or renewal of any Lien permitted by clause 16.1.2 or 16.1.6 above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

16.1.13	Liens securing obligations owed by any Obligor to any other Obligor or owed by any Subsidiary of the Guarantor (other than an Obligor) to the Guarantor or any other Subsidiary;

16.1.14	Liens incurred in the ordinary course of business in favour of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds;

16.1.15	judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed;

16.1.16	Liens arising in connection with Securitisation Transactions; provided that the aggregate principal amount of the investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitisation Transactions (together with the aggregate principal amount of any other obligations secured by such Liens) shall not exceed US$750,000,000 or its equivalent;

16.1.17	Liens on securities arising out of repurchase agreements with a term of not more than three months entered into with “Lenders” (as such term is defined in the JPMorgan Credit Agreement) or their Affiliates or with securities dealers of recognised standing; provided that the aggregate amount of all assets of the Guarantor and its Subsidiaries subject to such agreements shall not at any time exceed US$1,000,000,000 or its equivalent. For purposes of this clause 16.1.17, “JPMorgan Credit Agreement” shall mean the Three-Year Credit Agreement dated as of 2 April 2004 among the Guarantor, ACE Bermuda Insurance Ltd, ACE Tempest Reinsurance Ltd, and ACE INA Holdings Inc., as borrowers, various financial institutions, and JPMorgan Chase Bank, N.A., as Agent, as amended, modified, supplemented or restated from time to time; and

16.1.18	Liens securing up to an aggregate amount of US$200,000,000 or its equivalent of obligations of the Guarantor or any wholly owned Subsidiary, arising out of catastrophe bond financing.

16.2	Change in Nature of Business

Make any material change in the nature of the business of the Guarantor and its Material Subsidiaries, taken as a whole, as carried on at the date hereof.

16.3	Mergers

Merge into or amalgamate or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

16.3.1	any Subsidiary of the Guarantor may merge into or amalgamate or consolidate with any other Subsidiary of the Guarantor, provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Guarantor, provided further that, in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Person formed by such merger, amalgamation or consolidation shall be the Borrower;

16.3.2	any Subsidiary of any Borrower may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Guarantor;

16.3.3	in connection with any sale or other disposition permitted under Clause 16.4 (Sales of Assets), any Subsidiary of the Guarantor may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into or amalgamate or consolidate with it; and

16.3.4	the Guarantor or the Borrower may merge into or amalgamate or consolidate with any other Person; provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be the Guarantor or the Borrower, as the case may be;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

16.4	Sales of Assets

Sell, lease, transfer or otherwise dispose of, or permit any other Obligor to sell, lease, transfer or otherwise dispose of, all or substantially all of its assets (excluding sales of investment securities in the ordinary course of business).

16.5	Restricted Payments

Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Guarantor or to issue or sell any Equity Interests therein, if in any case referred to above, a Default shall have occurred and be continuing at the time of such action or would result therefrom.

16.6	Accounting Changes

Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

17.	INFORMATION COVENANTS

So long as the Loan or any other obligation of any Obligor under any Finance Document shall remain unpaid, the Guarantor will furnish to the Agent and the Banks:

17.1	Default notice

As soon as possible and in any event within five days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Guarantor setting forth details of such Default, event, development or occurrence and the action that the Guarantor or the applicable Subsidiary has taken and proposes to take with respect thereto.

17.2	Annual Financials

17.2.1	As soon as available and in any event within 90 days after the end of each Fiscal Year (or, if earlier, within five Business Days after such date as the Guarantor is required to file its annual report on Form 10-K for such Fiscal Year with the Securities and Exchange Commission), a copy of the annual Consolidated audit report for such year for the Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognised standing reasonably acceptable to the Majority Banks, together with (i) a Compliance Certificate of the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Guarantor stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken a proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Agent of the computations used by the Guarantor in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 17 (Financial Covenants).

17.2.2	As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audited Consolidated financial report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of such the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and prepared in accordance with the Corporations Act (Australia) and Australian GAAP, in each case accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognised standing acceptable to the Majority Banks.

17.2.3	As soon as available and in any event within 20 days after submission, each statutory statement of the Obligors (or any of them) in the form submitted to the Supervisor of Insurance, the Insurance Division of the Bermuda Monetary Authority.

17.3	Quarterly financials

As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or, if earlier, within five Business Days after such date as the Guarantor is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Guarantor as having been prepared in accordance with GAAP, together with (i) a Compliance Certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and its continuing, a statement as to the nature thereof and the action that the Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Agent of the computations used by the Guarantor in determining compliance with the covenants contained in Clause 18 (Financial Covenants).

17.4	Litigation

Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any or any of its Subsidiaries of the type described in Clause 13.5 (Litigation).

17.5	Securities Reports

Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Guarantor sends to its stockholders generally, copies of all regular, periodic and special reports, and all registration statements, that any Obligor or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

17.6	Regulatory Notices

Promptly after any Responsible Officer of the Guarantor obtains knowledge thereof:

17.6.1	a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Obligor under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could result in any such revocation, suspension or placing of such a restriction or condition;

17.6.2	copies of any correspondence by, to or concerning any Obligor relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise; and

17.6.3	a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Obligor.

17.7	APRA

Promptly after the Borrower or any Original Borrower Group company receives or sends it, or any Responsible Officer of the Borrower, the Guarantor or any Original Borrower Group company obtains knowledge thereof, a copy of:

17.7.1	any notice, direction or other communication between APRA and the Borrower or any Original Borrower Group company under or in connection with Part V of the Insurance Act (Australia); and

17.7.2	any notice, direction, ruling, regulation, prudential standard, guidance note or other instrument or prudential requirement of APRA which is not publicly available and which could directly or indirectly inhibit, restrict or prevent the Borrower or any Original Borrower Group company from complying with its obligations under or in connection with the Finance Documents.

17.8	Other Information

From time to time such additional information regarding the financial position, results of operations or business of any Obligor or any of its Subsidiaries as the Agent, at the request of any Bank, may reasonably request from time to time except where the furnishing of such information is restricted or prohibited by applicable law or regulation including, but not limited to, a certificate of compliance in relation to compliance with:

17.8.1	all current regulatory requirements applicable to any Obligor or any of its Subsidiaries (such as the prudential requirements under the Insurance Act (Australia) and rulings, regulations, prudential standards guidance notices and other instruments under it); and

17.8.2	any directions given by any governmental authority or regulatory body (such as APRA).

17.9	ERISA (U.S.)

17.9.1	ERISA Events. Promptly and in any event within 10 days after any Obligor or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA (U.S.), or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Obligor or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in any Obligor or any ERISA Affiliate incurring any material liability, fine or penalty, or any material increase in the contingent liability of any Obligor or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto.

17.9.2	Plan Annual Reports. Promptly upon request of any Agent or any Bank, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

17.9.3	Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning:

(a)	the imposition of Withdrawal Liability by any such Multiemployer Plan;

(b)	the reorganisation or termination, within the meaning of Title IV of ERISA (U.S.), of any such Multiemployer Plan; or

(c)	the amount of liability incurred, or that may be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in clause (a) or (b); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of any Agent or any Bank, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Obligor or any ERISA Affiliate incurring any material liability, fine, or penalty.

17.10	Delivery of Information

Information required to be delivered pursuant to Clauses 17.2, 17.3 and 17.5 shall be deemed to have been delivered on the date on which the Guarantor provides notice to the Agent that such information has been posted on the Guarantor’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux.searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (x) such notice may be included in a certificate delivered pursuant to Clauses 17.2.1 or 17.3 and (y), the Guarantor shall deliver paper copies of the information referred to in Clauses 17.2, 17.3 and 17.5 to any Bank which requests such delivery.

18.	FINANCIAL COVENANTS

18.1	Adjusted Consolidated Debt to Total Capitalisation Ratio

The Guarantor shall maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalisation of not more than 0.35 to 1.

18.2	Consolidated Net Worth

18.2.1	The Guarantor shall maintain at all times Consolidated Net Worth in an amount not less than the Minimum Amount.

18.2.2	For the purposes of Clause 18.2.1:

(a)	“Base Amount” shall be US$6,447,000,000 as at 30 March 2005, and shall be reset on the earlier of:

(i)	the date of delivery of the financial statements for the immediately preceding Fiscal Year pursuant to Clause 17.2; and

(ii)	30 March of each year,

in an amount equal to the greater of (x) 70 per cent. of the Consolidated Net Worth as of the last day of the immediately preceding Fiscal Year and (y) the Minimum Amount in effect as of the last day of the immediately preceding Fiscal Year; and

(b)	“Minimum Amount” is an amount equal to the sum of:

(i)	the then current Base Amount;

plus

(ii)	25 per cent. of Consolidated Net Income for each completed fiscal quarter of the Guarantor for which such Consolidated Net Income is positive and that ends after the date on which the then current Base Amount become effective and on or before the last day of the then current Fiscal Year;

plus

(iii)	50 per cent. of any increase in Consolidated Net Worth during such period attributable to the issuance of ordinary or preferred shares.

19.	EVENTS OF DEFAULT

Each event described in Clauses 19 (Failure to Pay) to 19.13 (Finance Documents) which shall occur and be continuing will constitute an Event of Default for the purposes of this Agreement.

19.1	Failure to Pay

Any Obligor shall fail to make any payment of interest on the Loan or of any other amount payable by such Obligor under any Finance Document, within five Business Days after the same becomes due and payable.

19.2	Misrepresentation

Any representation or warranty made by any Obligor (or any of its officers) under or in connection with any Finance Document shall prove to have been incorrect in any material respect when made.

19.3	Specific Covenants

Any Obligor shall fail to perform or observe any term, covenant or agreement contained in Clause 15.4 (Preservation of Corporate Existence), (solely with respect to the existence of the Guarantor), Clause 16 (Negative Covenants), Clause 17.1 (Default Notice), Clause 18 (Financial Covenants) or Clause 29.3 (Novation by Original Borrower).

19.4	Other Obligations

19.4.1	Any Obligor shall fail to perform or observe any term, covenant or agreement contained in Clause 15.5 (Visitation Rights) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Obligor by the Agent or any Bank; or

19.4.2	any Obligor shall fail to perform or observe any other term, covenant or agreement contained in any Finance Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to such Obligor by any Agent or any Bank.

19.5	Cross-default

The Guarantor or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Guarantor or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation or otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof.

19.6	Insolvency

Any Obligor or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Obligor or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganisation, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Obligor or any Significant Subsidiary shall take any corporate action to authorise any of the actions set forth above in this Clause 19.6.

19.7	Failure to comply with judgment

Any final judgment or order for the payment of money in excess of US$100,000,000 or its equivalent shall be rendered against any Obligor or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

19.8	Judgment causing Material Adverse Effect

Any non-monetary judgment or order shall be rendered against or any direction or notice of any governmental authority or regulatory body (including APRA) any Obligor or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect, and, in the case of a judgment or order, there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

19.9	Binding and enforceable

Any provision in Clause 31 (Guarantee and Indemnity) of this Agreement shall for any reason cease to be valid and binding on or enforceable against the Guarantor (other than as a result of a transaction permitted hereunder), or the Guarantor shall so state in writing.

19.10	Change of Control

A Change of Control shall occur.

19.11	ERISA (U.S.)

19.11.1	Any Obligor or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of US$25,000,000 or its equivalent in the aggregate with respect to any Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

(a)	institution of any steps by any Obligor, any ERISA Affiliate or any other Person, including, without limitation, the PBGC to terminate a Pension Plan if as a result of such termination an Obligor or any ERISA Affiliate would reasonably expect to be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation; or

(b)	a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA (U.S.); or

(c)	any condition shall exist or event shall occur with respect to a Pension Plan that is reasonably expected to result in any Obligor or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation in excess of US$25,000,000; or

19.11.2	any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability or a default, within the meaning of Section 4219(c)(5) of ERISA (U.S.), has occurred with respect to such Multiemployer Plan which, in each case, could reasonably be expected to cause any Obligor or any ERISA Affiliate to incur a payment obligation in excess of US$25,000,000 or its equivalent.

19.12	Ownership of the Borrower

The Borrower ceases to be a Wholly Owned Consolidated Subsidiary of the Guarantor.

19.13	Finance Documents

Any provision of any Finance Document is repudiated by any Obligor, without the written consent of the Agent and the Majority Banks.

19.14	Acceleration and Cancellation

Upon the occurrence of an Event of Default at any time thereafter while that Event of Default is continuing, the Agent may (and, if so instructed by the Majority Banks, shall) by notice to the Borrower:

19.14.1	cancel the Facility whereupon the Facility shall immediately be cancelled; and

19.14.2	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

20.	FEES

20.1	Arrangement Fees

On the Commencement Date, the Guarantor shall pay to the Lead Arrangers the fees specified in the letter dated on or about the date of this Agreement from the Lead Arrangers to the Guarantor at the times and in the amounts specified in such letter.

20.2	Agency Fee

The Guarantor shall pay to the Agent for its own account the agency fee specified in the letter dated on or about the date of this Agreement from the Agent to the Guarantor at the times and in the amounts specified in such letter.

21.	COSTS AND EXPENSES

21.1	Transaction Expenses

The Guarantor shall, from time to time within thirty days of demand of the Agent, reimburse the Agent and the Lead Arrangers for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by them in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions therein contemplated.

21.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) properly incurred on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents and any document referred to in the Finance Documents (including, without limitation, any costs and expenses relating to any investigation as to whether or not an Event of Default has occurred or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving a Default).

21.3	Stamp Taxes

The Borrower shall pay all stamp, registration and other taxes to which the Finance Documents, any document related to the Finance Documents or any judgment given in connection therewith is or at any time may be subject and to which it is a party and shall, from time to time on demand of the Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

21.4	Amendment Costs

If an Obligor requests any amendment, waiver or consent to any Finance Document then the Borrower shall, within thirty days of demand by the Agent, reimburse the Finance Parties for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by such persons in responding to or complying with such request.

21.5	Banks’ Liabilities for Costs

If the Guarantor fails to perform any of its obligations under this Clause 21 each Bank shall, in its Proportion, indemnify each of the Agent and the Lead Arrangers against any loss incurred by any of them as a result of such failure.

22.	DEFAULT INTEREST AND BREAK COSTS

22.1	Default Interest

If any sum due and payable by an Obligor hereunder is not paid on the due date therefor in accordance with Clause 25 (Payments) or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 22) be selected by the Agent.

22.2	Default Interest Rate

An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum which is the one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of duration selected by the Agent (acting reasonably).

22.3	Payment of Default Interest

Any interest which shall have accrued under Clause 22.1 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the relevant Obligor, together with any Mandatory Costs in respect thereof on the last day of each Interest Period in respect thereof or on such other dates as the Agent may specify by notice to the relevant Obligor.

22.4	Break Costs

If any Bank or the Agent on its behalf receives or recovers all or any part of an Unpaid Sum or the Loan otherwise than on the last day of a Interest Period relating thereto, the Borrower shall pay to the Agent on demand for the account of such Bank an amount equal to the amount (if any) by which:

22.4.1	the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds

22.4.2	the amount of interest which in the opinion of the Agent (acting reasonably) would have been payable to the Agent on the last day of that Interest Period in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period.

22.5	Break Gains

If:

22.5.1	any Bank or the Agent on its behalf receives or recovers all or any part of the Loan otherwise than on the last day of an Interest Period relating thereto; and

22.5.2	the amount calculated under sub-clause 22.4.2 of Clause 22.4 (Break Costs) in respect of that Loan exceeds the corresponding amount calculated under sub-clause 22.4.1 of Clause 22.4 (Break Costs) in respect that Loan, the Agent shall pay to the Borrower for the account of the Borrower an amount equal to the amount (if any).

22.6	Reference Swap Transaction Value Break

If any Bank or the Agent on its behalf receives or recovers all or any part of an Unpaid Sum or the Loan otherwise than on the Maturity Date, the Agent will ask the Swap Provider to calculate the Reference Swap Transaction Value on the date of such receipt or recovery. If the Reference Swap Transaction Value is determined to be an amount payable by the Swap Provider, the Swap Provider shall pay such amount to the Agent for the account of the Borrower. If the Reference Swap Transaction Value is determined to be an amount payable to the Swap Provider, the Borrower shall pay such amount to the Agent on demand for the account of the Swap Provider.

23.	INDEMNITIES

23.1	Borrower’s Indemnity

The Borrower undertakes to indemnify:

23.1.1	each Finance Party against any reasonable cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by an Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

23.1.2	the Agent against any reasonable cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 25 (Payments); and

23.1.3	each Bank against any reasonable cost or loss it may suffer under Clause 21.5 (Banks’ Liabilities for Costs) or Clause 28.5 (Indemnification).

23.2	Currency Indemnity

If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

23.2.1	making or filing a claim or proof against such Obligor;

23.2.2	obtaining an order or judgment in any court or other tribunal; or

23.2.3	enforcing any order or judgment given or made in relation thereto,

that Obligor shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at its prevailing spot rate at the time of receipt of such Sum.

24.	CURRENCY OF ACCOUNT AND PAYMENT

24.1	Currency of Account

Australian dollars is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

24.1.1	each sum falling due by an Obligor hereunder in relation to any demand made under the Loan or in relation to any reimbursement of the Banks pursuant to a demand made under the Loan shall be made in the currency of the demand;

24.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

24.1.3	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

24.1.4	each payment pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall be made in the currency specified by the party claiming thereunder; and

24.1.5	any amount expressed to be payable in a currency other than Australian dollars shall be paid in that other currency.

25.	PAYMENTS

25.1	Payments to the Agent

On each date on which this Agreement requires an amount to be paid by an Obligor, such Obligor shall make the same available to the Agent for value on the due date at such time and in such funds and to such account with such bank as the Agent shall specify from time to time upon reasonable advance notice to such Obligor.

25.2	Payments by the Agent

Save as otherwise provided herein, each payment received by the Agent pursuant to Clause 25.1 (Payments to the Agent) shall be made available by the Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

25.3	No Set-off

All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

25.4	Clawback

Where a sum is to be paid hereunder to the Agent for the account of another person, the Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

25.5	Partial Payments

If an Event of Default exists and a payment is made by an Obligor hereunder and the Agent receives an amount less than the due amount of such payment the Agent may apply the amount received towards the obligations of that Obligor under this Agreement in the following order:

25.5.1	first, in or towards payment of any unpaid costs and expenses of each of the Agent and the Lead Arrangers;

25.5.2	second, in or towards payment pro rata of any accrued interest, commission or fees payable to any Bank hereunder due but unpaid;

25.5.3	third, in or towards payment pro rata of the outstanding Loan due but unpaid; and

25.5.4	fourth, in or towards payment pro rata of any other sum due but unpaid.

25.6	Variation of Partial Payments

The order of partial payments set out in Clause 25.5 (Partial Payments) shall override any appropriation made by the Obligors to which the partial payment relates but the order set out in sub-clauses 25.5.2, 25.5.3 and 25.5.4 of Clause 25.5 (Partial Payments) may be varied if agreed by all the Banks.

26.	SET-OFF

26.1	Contractual Set-off

Each Obligor authorises each Bank at any time after an Event of Default has occurred which is continuing to apply any credit balance to which such Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder (whether by way of collateralisation or otherwise) but unpaid. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

26.2	Set-off not Mandatory

No Bank shall be obliged to exercise any right given to it by Clause 26.1 (Contractual Set-off).

27.	SHARING

27.1	Payments to Banks

If a Bank (a “Recovering Bank”) applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 25 (Payments), then such Recovering Bank shall:

27.1.1	notify the Agent of such receipt or recovery;

27.1.2	at the request of the Agent, promptly pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 25.5 (Partial Payments).

27.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 25.5 (Partial Payments).

27.3	Recovering Bank’s Rights

The Recovering Bank will be subrogated to the rights of the parties which have shared in a redistribution pursuant to Clause 27.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment) in place of any corresponding liability to the parties which have shared in the redistribution.

27.4	Repayable Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

27.4.1	each party which has received a share of such Sharing Payment pursuant to Clause 27.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

27.4.2	such Recovering Bank’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

27.5	Exception

This Clause 27 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

27.6	Recoveries Through Legal Proceedings

If any Bank intends to commence any action in any court it shall give prior notice to the Agent and the other Banks. If any Bank shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

28.	THE AGENT, THE LEAD ARRANGERS AND THE BANKS

28.1	Appointment of the Agent

The Lead Arrangers and each of the Banks hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

28.2	Agent’s Discretions

The Agent may:

28.2.1	assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that (a) any representation made or deemed to be made by an Obligor in connection with the Finance Documents is true, (b) no Event of Default or Potential Event of Default has occurred, (c) no Obligor is in breach of or default under its obligations under the Finance Documents and (d) any right, power, authority or discretion vested therein upon the Majority Banks, the Banks or any other person or group of persons has not been exercised;

28.2.2	assume that the Facility Office of each Bank is that notified to it by such Bank in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

28.2.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

28.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

28.2.5	rely upon any communication or document believed by it to be genuine;

28.2.6	refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

28.2.7	refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with the Finance Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions; and

28.2.8	assume (unless it has specific notice to the contrary) that any notice or request made by the Guarantor is made on behalf of both Obligors.

28.3	Agent’s Obligations

The Agent shall:

28.3.1	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from an Obligor under the Finance Documents;

28.3.2	promptly notify each Bank of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under the Finance Documents of which the Agent has notice from any other party hereto;

28.3.3	save as otherwise provided herein, act as agent under the Finance Documents in accordance with any instructions given to it by an Majority Banks, which instructions shall be binding on the Lead Arrangers and the Banks; and

28.3.4	if so instructed by the Majority Banks, refrain from exercising any right, power or discretion vested in it as agent under the Finance Documents.

The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.4	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Lead Arrangers shall:

28.4.1	be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection with the Finance Documents is true, (b) the occurrence or otherwise of any Default, (c) the performance by an Obligor of its obligations under the Finance Documents or (d) any breach of or default by an Obligor of or under its obligations under the Finance Documents;

28.4.2	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

28.4.3	be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information, expressly stated to the Agent or, as the case may be, the Lead Arrangers, that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

28.4.4	be under any obligations other than those for which express provision is made herein; or

28.4.5	be or be deemed to be a fiduciary for any other party hereto.

28.5	Indemnification

Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder (other than any which have been reimbursed by the Borrower pursuant to Clause 23.1 (Borrower’s Indemnity)).

28.6	Exclusion of Liabilities

28.6.1	Except in the case of gross negligence or wilful default, neither the Agent nor the Lead Arrangers accept any responsibility:

(a)	for the adequacy, accuracy and/or completeness of any information supplied by the Agent or the Lead Arrangers, by an Obligor or by any other person in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(b)	for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

(c)	for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, neither the Agent nor the Lead Arrangers shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

28.6.2	Nothing in this Agreement shall oblige the Agent or the Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent and the Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Lead Arrangers.

28.7	No Actions

Each of the Banks agree that it will not assert or seek to assert against any director, officer or employee of the Agent or the Lead Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 28.6 (Exclusion of Liabilities).

28.8	Business with the Group

The Agent and the Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.9	Resignation

The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days’ prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 28.

28.10	Removal of Agent

The Majority Banks may remove the Agent from its role as agent hereunder after consultation with the Guarantor by giving notice to that effect to each of the other parties hereto. Such removal shall take effect only when a successor to the Agent is appointed in accordance with the terms hereof.

28.11	Successor Agent

If the Agent gives notice of its resignation pursuant to Clause 28.9 (Resignation) or it is removed pursuant to Clause 28.10 (Removal of Agent) then any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Majority Banks (after consultation with the Guarantor if the successor is a Bank or otherwise with the Guarantor’s prior written consent) during the period of such notice (with the co-operation of the Agent), subject to such entity executing and delivering a confidentiality undertaking substantially in the form set out in Schedule 8 (Form of Confidentiality Undertaking) but, if no such successor is so appointed, the Agent may appoint such a successor itself.

28.12	Rights and Obligations

If a successor to the Agent is appointed under the provisions of Clause 28.11 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 28 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

28.13	Own Responsibility

It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with this Agreement including, but not limited to:

28.13.1	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

28.13.2	the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

28.13.3	whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of its assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; and

28.13.4	the adequacy, accuracy and/or completeness of any information provided by the Agent or the Lead Arrangers, an Obligor or by any other person in connection with the Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, each Bank acknowledges to the Agent and the Lead Arrangers that it has not relied on and will not hereafter rely on the Agent and the Lead Arrangers or either of them in respect of any of these matters.

28.14	Agency Division Separate

In acting as agent hereunder for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 28, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent’s agency division.

28.15	Powers and Discretions

The Agent shall have all the powers and discretions conferred upon trustees by the Trustee Act 1925 (to the extent not inconsistent herewith) and by way of supplement it is expressly declared as follows:

28.15.1	the Agent shall be at liberty to place any of the Finance Documents and any other instruments, documents or deeds delivered to it pursuant thereto or in connection therewith for the time being in its possession in any safe deposit, safe or receptacle selected by the Agent or with any bank, any Guarantor whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute;

28.15.2	the Agent may, whenever it thinks fit, delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons all or any of the rights, trusts, powers, authorities and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as the Agent may think fit and the Agent shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such delegate (or sub-delegate);

28.15.3	notwithstanding anything else herein contained, the Agent may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state or which would or might otherwise render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation;

28.15.4	save in the case of gross negligence or wilful misconduct, the Agent and every attorney, agent, delegate, sub-delegate and any other person appointed by any of them under any of the Finance Documents may indemnify itself or himself out of the security held by the Agent against all liabilities, costs, fees, charges, losses and expenses incurred by any of them in relation to or arising out of the taking or holding of any of the security constituted by, or any of the benefits provided by, any of the Finance Documents, in the exercise or purported exercise of the rights, trusts, powers and discretions vested in any of them or in respect of any other matter or thing done or omitted to be done in any way relating to any of the Finance Documents or pursuant to any law or regulation; and

28.15.5	without prejudice to the provisions of any of the Finance Documents, the Agent shall not be under any obligation to insure any property or to require any other person to maintain any such insurance and shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

28.16	Liability

The Agent shall not be liable for any failure:

28.16.1	to require the deposit with it of any deed or document certifying, representing or constituting the title of the Obligors to any of the property mortgaged, charged, assigned or otherwise encumbered by or pursuant to any of the Finance Documents;

28.16.2	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Finance Documents;

28.16.3	to register or notify any deed or document mentioned at sub-clause 28.16.1 in accordance with the provisions of any of the documents of title of the Obligors;

28.16.4	to effect or procure registration of or otherwise protect any of the security created by any of the Finance Documents by registering the same under any applicable registration laws in any territory or otherwise by registering any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act or laws;

28.16.5	to take or to require the Obligors to take any steps to render the security without limitation, any floating charge) created or purported to be created by or pursuant to any of the Finance Documents effective or to secure the creation of any ancillary charge under the laws of any jurisdiction; or

28.16.6	to require any further assurances in relation to any of the Finance Documents.

29.	ASSIGNMENTS AND TRANSFERS

29.1	Binding Agreement

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

29.2	No Assignments and Transfers by the Obligors

Subject to Clause 29.3 (Novation by Original Borrower), no Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents without the prior written consent of all the Banks.

29.3	Novation by Original Borrower

29.3.1	If:

(a)	APRA makes new prudential standards in accordance with the APRA discussion paper entitled “Prudential supervision of corporate groups involving authorised general insurers” dated 16 May 2005 (“new prudential requirements”); and

(b)	the treatment of the Facility under those new prudential requirements would, when the new prudential requirements commence to have effect in relation to the Original Borrower Group, result in the Original Borrower Group failing to comply with the new prudential requirements, then as soon as is possible, but not later than the date when the Original Borrower Group is required to comply with the new prudential requirements, the Original Borrower will transfer in accordance with Clause 29.4 (Transfer by Original Borrower) to a Subsidiary of the Guarantor (acceptable to the Banks) or to the Guarantor such rights, benefits and obligations under the Finance Documents as may be necessary to meet the new prudential requirements and the Guarantor will either (a) assume all such rights, benefits and obligations of the Original Borrower under the Finance Documents or (b) (as the case may be) cause that Subsidiary of the Guarantor to assume all such rights, benefits and obligations of the Original Borrower under the Finance Documents.

29.3.2	As between the Original Borrower, the Borrower Transferee and the Guarantor:

(a)	the Original Borrower shall become liable to the Borrower Transferee in respect of the obligations transferred by the Original Borrower to the Borrower Transferee in accordance with sub-clause 29.3.1 of Clause 29.3 (Novation by Original Borrower); and

(b)	the Original Borrower and the Guarantor must internally restructure, or if the rights, benefits and obligations under the Finance Documents of the Original Borrower are transferred to a Subsidiary of the Guarantor, the Guarantor must procure that the Subsidiary of the Guarantor internally restructures the obligations arising from such transfer as between the Original Borrower and the Guarantor or the Subsidiary of the Guarantor, as the case requires, so that the Original Borrower and the Subsidiaries of the Borrower meet the consolidated capital adequacy requirements prescribed by APRA, which restructure may include conversion of the obligations to Tier 1 Capital and Tier 2 Capital as described and as defined in prudential standards issued by APRA from time to time.

For the avoidance of doubt this sub-clause 29.3.2 does not impact upon the Banks who will have the same rights against the Borrower Transferee as they would have had against the Original Borrower and the reference in paragraph (b) to an internal restructuring does not affect the rights of the Banks hereunder.

29.4	Transfer by Original Borrower

29.4.1	If the Original Borrower is required to transfer any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 29.3 (Novation by Original Borrower), then such transfer will be effected by the delivery to the Agent of a duly completed Borrower Transfer Certificate executed by the Original Borrower and the relevant Borrower Transferee in which event, subject to the conditions set out in sub-clause 29.4.1 and sub-clause 29.4.3 of Clause 29.4 (Transfer by the Original Borrower) on the transfer date specified in such Borrower Transfer Certificate:

(a)	each of the Finance Parties and the Original Borrower shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 29.4 as “Original Borrower discharged rights and obligations”);

(b)	each of the Finance Parties and the Borrower Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which are the same as the Original Borrower discharged rights and obligations;

(c)	the Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Borrower Transferee been the original party hereto as the Original Borrower; and

(d)	such Borrower Transferee shall become a party hereto as the “Borrower”.

29.4.2	A transfer to a Subsidiary of the Guarantor under this Clause 29.4 will only be effective (and the Original Borrower will only have complied with its obligations under Clause 29.3) if:

(a)	the Banks approve of the jurisdiction of incorporation of the Borrower Transferee;

(b)	no Default is continuing or would result from the transfer;

(c)	the Agent has performed all its “know your customer” or other checks relating to the Borrower Transferee that it is required to carry out in relation to such assignment; and

(d)	the Agent has received all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to the Borrower Transferee each in a form and substance satisfactory to the Agent.

29.4.3	A transfer to the Guarantor under this Clause 29.4 will only be effective (and the Original Borrower will only have complied with its obligation under Clause 29.3) if no Default is continuing or would result from the transfer.

29.5	Assignments and Transfers by Banks

Subject to Clause 29.8 (Conditions of assignment or transfer) and obtaining the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), any Bank may, at any time, assign all or any of its rights and benefits under the Finance Documents or transfer in accordance with Clause 29.7 (Transfers by Banks) all or any of its rights, benefits and obligations under the Finance Documents to a bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, provided that:

29.5.1	the Borrower’s consent is not required if such assignment or transfer is:

(a)	to any subsidiary, holding company or Affiliate of such Bank; or

(b)	to any other Bank;

29.5.2	no assignment shall be effective until the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a new Bank has been completed. The Agent shall promptly notify the Banks and the new Bank of the completion of such “know your customer” checks; and

29.5.3	the Agent shall only be obliged to execute a Transfer Certificate delivered to it by any Bank and a Transferee once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such Transferee.

29.6	Assignments by Banks

If any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 29.5 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Agent confirming in favour of the Agent, the Lead Arrangers and the Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Agent, the Lead Arrangers, and the Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

29.7	Transfers by Banks

If any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 29.5 (Assignments and Transfers by

Banks), then such transfer may be effected by the delivery to the Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

29.7.1	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 29.7 as “discharged rights and obligations”);

29.7.2	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

29.7.3	the Agent, the Lead Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Lead Arrangers and the relevant Bank shall each be released from further obligations to each other under the Finance Documents; and

29.7.4	such Transferee shall become a party hereto as a “Bank”.

29.8	Conditions of assignment or transfer

If:

29.8.1	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

29.8.2	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the new Bank or Bank acting through its new Facility Office under Clause 8.1 (Tax Gross-up), Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then the new Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as an existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

29.9	Agency Fee

On the date upon which a transfer takes effect pursuant to Clause 29.7 (Transfers by Banks) the relevant Transferee shall pay to the Agent for its own account a fee of £1,000.

29.10	Disclosure of Information

Any Bank may disclose to any person:

29.10.1	to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

29.10.2	with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

29.10.3	to whom information may be required to be disclosed by any applicable law,

such information about any Obligor or the Group and the Finance Documents as such Bank shall consider appropriate and in the case of sub-clause 29.10.1 and 29.10.2, subject to requiring and receiving a confidentiality undertaking substantially in the form set out in Schedule 8 (Form of Confidentiality Undertaking).

30.	CALCULATIONS AND EVIDENCE OF DEBT

30.1	Basis of Accrual

Interest shall accrue from day to day and shall be calculated on the basis of a year of 365 days (or in the case of any such amounts denominated in Australian dollars, 360 days) and the actual number of days elapsed.

30.2	Evidence of Debt

Each Bank shall maintain in accordance with its usual practice accounts evidencing the face amount of its participations in the Loan and the amounts from time to time owing to it hereunder.

30.3	Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Unpaid Sum and each Bank’s share in the Loan, (b) the amount of all fees, interest and other sums due or to become due from an Obligor and each Bank’s share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank’s share therein.

30.4	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 30.2 (Evidence of Debt) and Clause 30.3 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

30.5	Certificates of Banks

A certificate of a Bank as to:

30.5.1	the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Tax Gross-up);

30.5.2	the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs); or

30.5.3	the amount of any credit, relief, remission or repayment as is mentioned in Clause 9.3 (Tax Credit Payment) or Clause 9.4 (Tax Credit Clawback),

shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

30.6	Agent’s Certificates

A certificate of the Agent as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Clause 31 (Guarantee and Indemnity).

31.	GUARANTEE AND INDEMNITY

31.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally:

31.1.1	guarantees to each Finance Party the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrower contained in the Finance Documents and agrees to pay from time to time on demand any and every sum or sums of money which the Borrower is at any time liable to pay to any Finance Party under or pursuant to the Finance Documents and which has become due and payable but has not been paid at the time such demand is made; and

31.1.2	agrees as a primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by any Finance Party as a result of any of the obligations of the Borrower under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Borrower.

31.2	Additional Security

The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any of the Borrower’s obligations under the Finance Documents.

31.3	Continuing Obligations

The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrower under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower under the Finance Documents and total satisfaction of all the Borrower’s actual and contingent obligations under the Finance Documents.

31.4	Obligations not Discharged

Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon any Finance Party by the Finance Documents or by law shall be discharged, impaired or otherwise affected by:

31.4.1	the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in its status, function, control or ownership;

31.4.2	any of the obligations of the Borrower or any other person under the Finance Documents or under any other security taken in respect of any of its obligations under the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

31.4.3	time, waiver, consent or other indulgence being granted or agreed to be granted to the Borrower in respect of its obligations under the Finance Documents or under any such other security;

31.4.4	any amendment to, or any variation, waiver or release of, any obligation of the Borrower under the Finance Documents or under any such other security;

31.4.5	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the Borrower’s obligations under the Finance Documents;

31.4.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Borrower’s obligations under the Finance Documents;

31.4.7	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

31.4.8	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person; or

31.4.9	any other act, event or omission which, but for this Clause 31.4, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon any of the Finance Parties by the Finance Documents or by law.

31.5	Settlement Conditional

Any settlement or discharge between the Borrower and any of the Finance Parties shall be conditional upon no security or payment to any Finance Party by the Borrower or any other person on behalf of the Borrower being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from the Borrower subsequently as if such settlement or discharge had not occurred.

31.6	Exercise of Rights

No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of each Guarantor by the Finance Documents or by law to:

31.6.1	make any demand of the Borrower;

31.6.2	take any action or obtain judgment in any court against the Borrower;

31.6.3	make or file any claim or proof in a winding-up or dissolution of the Borrower; or

31.6.4	enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower under the Finance Documents.

31.7	Deferral of Guarantors’ Rights

The Guarantor agrees that, so long as any amounts are or may be owed by the Borrower under the Finance Documents or the Borrower is under any actual or contingent obligations under the Finance Documents, it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under the Finance Documents:

31.7.1	to be indemnified by the Borrower; and/or

31.7.2	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

31.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other security taken pursuant to, or in connection with, the Finance Documents by all or any of the Finance Parties.

31.8	Suspense Accounts

All moneys received, recovered or realised by a Bank by virtue of Clause 31.1 (Guarantee and Indemnity) may, in that Bank’s discretion, be credited to an interest bearing suspense or impersonal account and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by the Borrower to such Bank under the Finance Documents.

32.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

32.1	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32.2	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

33.	NOTICES

33.1	Communications in writing

33.1.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex or (to the extent that the relevant party hereto has specified such address pursuant to Clause 33.2 (Addresses)) by e-mail.

33.1.2	The Agent may additionally (if the parties hereto agree and the Guarantor has specifically approved in writing), in the case of any document to be forwarded by the Agent pursuant to this Agreement where such document has been supplied to such Agent pursuant to Clause 17 (Information Covenants), refer the relevant party or parties hereto (by fax, letter, telex or (if so specified) e-mail) to a web site considered by the Guarantor as secure and confidential and to the location of the relevant information on such web site in discharge of such notification or delivery obligation.

33.2	Addresses

The address, fax number, e-mail address, telex number and, where appropriate, web site (and the department or officer, if any, for whose attention the communication is to be made) of each party hereto for any communication or document to be made or delivered under or in connection with the Finance Documents is:

33.2.1	in the case of an Obligor, that identified with its name below;

33.2.2	in the case of each Bank, that notified in writing to the Agent on or prior to the date on which it becomes a party hereto; and

33.2.3	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, e-mail address, telex number, web site, department or officer as the party hereto may notify to the Agent (or the Agent may notify to the other parties hereto, if a change is made by the Agent or a web site carrying relevant information has been set up by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

33.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of telex, when dispatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice; or

(d)	if by way of e-mail, when sent in legible form, but only if, following transmission, the sender does not receive a non-delivery message; or

(e)	where reference in such communication is to a web site, when the delivery of the letter, fax, telex or, as the case may be, e-mail referring the addressee to such web site is effective,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

33.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the agent shall specify for this purpose).

33.3.3	All notices from or to any Obligor shall be sent through the Agent.

33.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number, telex number or e-mail address or change of such pursuant to Clause 33.2 (Addresses) or changing its own address, fax number, telex number or e-mail address, the Agent shall notify the other parties hereto.

33.5	English language

33.5.1	Any notice given under or in connection with any Finance Document must be in English.

33.5.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, accompanied (if so required by the Agent) by an English translation thereof certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

33.6	Deemed receipt by the Obligors

Any communication or document made or delivered to the Borrower in accordance with Clause 33.3 (Delivery) shall be deemed to have been made or delivered to both Obligors.

34.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

35.	AMENDMENTS

35.1	Amendments

The Agent, if it has the prior consent of the Majority Banks, and the Obligors may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties, provided that no such waiver or amendment shall subject any Finance Party hereto to any new or additional obligations without the consent of such Finance Party.

35.2	Amendments Requiring the Consent of all the Banks

An amendment or waiver which relates to:

35.2.1	Clause 27 (Sharing) or this Clause 35;

35.2.2	a change in the currency or amount of the Total Commitment or any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

35.2.3	a release of a Guarantor from any of its obligations set out in Clause 31 (Guarantee and Indemnity);

35.2.4	the definition of Majority Banks; or

35.2.5	any provision which contemplates the need for the consent or approval of all the Banks,

shall not be made without the prior consent of all the Banks.

35.3	Exceptions

Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

35.3.1	amend or waive this Clause 35, Clause 21 (Costs and Expenses) or Clause 28 (The Agent, the Lead Arrangers and the Banks); or

35.3.2	otherwise amend or waive any of the Agent’s rights hereunder or subject the Agent or the Lead Arrangers to any additional obligations hereunder.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	JURISDICTION

37.1	English Courts

Each of the parties hereto irrevocably agrees for the benefit of each of the Agent, the Lead Arrangers and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and the other Finance Documents and, for such purposes, irrevocably submits to the jurisdiction of such courts.

37.2	Convenient Forum

The Obligors irrevocably waive any objection which either of them might now or hereafter have to the courts referred to in Clause 37.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agree not to claim that any such court is not a convenient or appropriate forum.

37.3	Service of Process

Each Obligor agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to ACE INA Services UK Ltd at ACE Building, 100 Leadenhall Street, London EC3A 3BP or its other principal place of business for the time being.

37.4	Non-Exclusive Jurisdiction

The submission to the jurisdiction of the courts referred to in Clause 37.1 shall not (and shall not be construed so as to) limit the right of the Agent, the Lead Arrangers and the Banks or any of them to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

THE BANKS

Bank	Commitment (A$)
HSBC Bank Australia Limited	26,000,000
The Royal Bank of Scotland plc, Australia Branch	26,000,000
ABN AMRO Bank N.V., Australian Branch	16,000,000
Barclays Bank PLC Australian Branch	16,000,000
National Australia Bank Limited	16,000,000

Total	100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to Initial Utilisation

1.	A copy of the constitutional documents of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

4.	A certificate of the Guarantor (signed by an officer of the Guarantor) confirming that borrowing or guaranteeing, as appropriate, the Facility would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

5.	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.	A legal opinion of Clifford Chance, legal advisers to the Agent in England.

7.	If an Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to that Obligor in the relevant jurisdiction, substantially in the form distributed to the Agent prior to signing this Agreement.

8.	Evidence that any agent for service of process referred to in Clause 37.3 (Service of process), if not an Obligor, has accepted its appointment.

9.	A copy of any other authorisation or other document, opinion or assurance (including any APRA authorisation) which the Agent considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

10.	The original financial statements of the Guarantor.

11.	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 (Fees) and Clause 21 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

Part II

Conditions precedent required to be

delivered by a Borrower Transferee

1.	A Borrower Transfer Certificate duly executed by the Original Borrower and the Borrower Transferee.

2.	A copy of the constitutional documents of the Borrower Transferee, if other than the Guarantor.

3.	A copy of a resolution of the board of directors of the Borrower Transferee:

(a)	approving the terms of, and the transactions contemplated by, the Borrower Transfer Certificate and the Finance Documents and resolving that it execute the Borrower Transfer Certificate;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Borrower Transferee (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Borrower Transferee certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Transfer Certificate.

7.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Borrower Transfer Certificate or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Borrower Transferee.

9.	A legal opinion of Clifford Chance, legal advisers to the Agent in England.

10.	If the Borrower Transferee is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Borrower Transferee in the jurisdiction in which the Borrower Transferee is incorporated.

11.	If the proposed Borrower Transferee is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 37.3 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Borrower Transferee.

12.	In the case of a partial transfer pursuant to Clause 29.3 (Novation by Original Borrower), evidence in form and substance satisfactory to the Agent that no breach of any applicable laws, ordinances, rules, regulations or other requirements of governmental authorities or regulatory bodies (including APRA) would result from the transfer.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs,

ACE Australia Holdings Pty Limited – A$100,000,000 Credit Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	A$100,000,000

3.	We confirm that each condition specified in Clause 3.2 (Utilisation Conditions for the Facility) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

SCHEDULE 4

MARGIN SCHEDULE

“Margin “ means, for any date, the margin in respect of each Pricing Level set forth below (except where the Pricing Level is split, in which case the higher margin applies):

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Margin	0.35 per cent. per annum	0.40 per cent. per annum	0.45 per cent. per annum	0.50 per cent. per annum	0.60 per cent. per annum

For purposes of this Schedule 4, the following Pricing Levels have the following meanings:

“Level I” applies at any date if, at such date, the Guarantor’s Public Debt Rating is rated A+/A1 or higher by S&P or Moody’s.

“Level II” applies at any date if, at such date, the Guarantor’s Public Debt Rating is rated A/A2 by S&P or Moody’s.

“Level III” applies at any date if, at such date, the Guarantor’s Public Debt Rating is rated A-/A3 by S&P or Moody’s.

“Level IV” applies at any date if, at such date, the Guarantor’s Public Debt Rating is rated BBB+/Baa1 by S&P or Moody’s.

“Level V” applies at any date if, at such date, the Guarantor’s Public Debt Rating is rated less than BBB+/Baa1 by S&P or the Guarantor does not receive a Public Debt Rating from S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc.

“Public Debt Rating” means, as of any date, the higher rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor; provided that if at any time the difference between the ratings of such type most recently announced by S&P and Moody’s is more than one rating grade, the Public Debt Rating shall be the rating that is one grade below the higher of such two ratings. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a rating for any class of non-credit enhanced long-term senior unsecured debt issued by the Parent, the Public Debt Rating shall be the available rating; (b) if neither S&P nor Moody’s shall have in effect a rating for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor, the Public Debt Rating shall be the rating which is three rating levels below the Guarantor’s S&P financial strength rating at such time, provided that, in the event that the Guarantor’s S&P financial strength rating is affirmed at (i) A+, the applicable Level will be Level II and (ii) A+ and on credit watch/review with negative implications, the applicable Level will be Level III; (c) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change, and (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference herein to ratings announced by S&P or Moody’s as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.

“S&P” means Standard & Poor’s Rating Services (a division of The McGraw-Hill Companies, Inc.).

The credit ratings to be utilised for the purposes of this Schedule 4 are those ratings assigned to the Public Debt Rating of the Group. The rating in effect at any date is that in effect at the close of business on such date.

SCHEDULE 5

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

4.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

6.	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

7.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 5 and 6 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 5 and 6 above is true and correct in all respects.

9.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 5 and 6 above.

10.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

FORM OF BORROWER TRANSFER CERTIFICATE

To:	The Royal Bank of Scotland plc

TRANSFER CERTIFICATE

relating to the agreement dated [            ] (the “Credit Agreement”) whereby a A$100,000,000 term loan facility was made available to ACE Australia Holdings Pty Limited (“Original Borrower”) by a group of banks on whose behalf The Royal Bank of Scotland plc acted as agent in connection therewith.

1.	Terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings herein. The term “Borrower Transferee” is defined in the schedule hereto.

2.	The Original Borrower and Borrower Transferee hereby request the Agent to accept this Borrower Transfer Certificate for the transfer of all or part of the Original Borrower’s rights, benefits and obligations referred to in the schedule hereto as being delivered to the Agent pursuant to and for the purposes of Clause 29.4 (Transfer by Original Borrower) of the Credit Agreement so as to take effect in accordance with the terms thereof on the Borrower Transfer Date or on such later date as may be determined in accordance with the terms thereof.

3.	The Borrower Transferee confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Original Borrower to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information.

4.	The Borrower Transferee hereby undertakes with the Finance Parties and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Borrower Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Borrower Transfer Certificate is expressed to take effect.

5.	This Borrower Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

6.	Portion to be transferred:

7.	Borrower Transferee:

8.	Transfer date:

[Original Borrower]	[Borrower Transferee]

By:	By:

Date:	Date:

Administrative details of Borrower Transferee

Address:

Contact Name:

Fax:

Telephone:

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

Form of Transfer Certificate

To:	The Royal Bank of Scotland plc

TRANSFER CERTIFICATE

relating to the agreement dated [            ] (the “Credit Agreement”) whereby a A$100,000,000 term loan facility was made available to ACE Australia Holding Pty Limited by a group of banks on whose behalf The Royal Bank of Scotland plc acted as agent in connection therewith.

1.	Terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee and Portion Transferred are defined in the schedule hereto.

2.	The Bank (a) confirms that the details in the schedule hereto summarises its Commitment in the Credit Agreement and (b) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Commitment by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Credit Agreement.

3.	The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 29.7 (Transfers by Banks) of the Credit Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	The Transferee confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.	The Transferee hereby undertakes with the Bank and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.	The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of their respective obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	The Bank hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

9.	Bank:

10.	Transferee:

11.	Transfer Date:

12.	Bank’s Commitment Portion Transferred

[Transferor Bank]	[Transferee Bank]

By:	By:

Date:	Date:

ADMINISTRATIVE DETAILS OF TRANSFEREE

Address

Contact Name:

Account for Payments in sterling:

Fax:

Telephone:

SCHEDULE 8

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Transferor]

[Date]

To:	[Transferee]

Dear Sirs,

ACE Australia Holdings Pty Limited – A$100,000,000 Credit Agreement

dated [                    ] (the “Agreement”)

Confidentiality Agreement

In connection with your possible interest in becoming a bank in the above-captioned facility (the “Transaction”) for ACE Australia Holdings Pty Limited (the “Borrower”), we will be providing you with information that is not in the public domain but that is confidential or proprietary in nature. Such information and any other information concerning the Borrower or the Transaction furnished to you by [Transferor], or by or on behalf of the Borrower (whether before, on or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your directors, officers, employees or advisors (collectively, “Representatives”) which contain or otherwise reflect such information, are hereinafter collectively referred to as the “Information”. In consideration of your receipt of the Information, you agree that:

1.	Except as otherwise expressly provided herein, you will not (a) use the Information except in connection with the Transaction or (b) disclose to any person any terms or conditions of the Transaction or any portion of the Information.

2.	Notwithstanding the foregoing, you may disclose the Information: (a) to your Representatives who need to know the Information for purposes of evaluating the Transaction and who are informed by you of the confidential nature of the Information and who agree to be bound by the terms of this Agreement; (b) as may be required by applicable law or at the request of any regulatory or supervisory authority having jurisdiction over you or at the request of any rating agency for purposes of establishing or maintaining your debt ratings, provided that you request confidential treatment thereof to the extent permitted by law; or (c) with the prior written consent of the Borrower and [Transferor].

3.	The reference to the term “Information” contained in paragraphs 1 and 2 shall not include such portions thereof which (a) are or become available to the public through no fault or action by you or your Representatives or (b) are or hereafter become available to you on a non-confidential basis from a source other than the Borrower, [Transferor] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Borrower or [Transferor].

4.	In the event that you or any of your Representatives becomes legally compelled to disclose any of the Information or the existence of the Transaction, you will, to the extent permitted by law provide the Borrower and [Transferor] with prompt notice so that they may seek a protective order or other appropriate remedy. In the event that such protective order or remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose such Information in a manner reasonably designed to preserve its confidential nature.

5.	In the event that discussions with you concerning the Transaction are discontinued or your participation in the Transaction is otherwise terminated, you shall redeliver to [Transferor] any Information that was furnished to you by or on behalf of the Borrower or the Transferor or shall certify to the Borrower and [Transferor] that you have destroyed all such Information.

6.	You agree to be responsible for any breach of this Agreement by you or your Representatives.

7.	You acknowledge that money damages and other remedies at law may be inadequate to protect against breach of this Agreement and you hereby agree to the granting of injunctive or other equitable relief without proof of actual damages.

8.	It is further understood and agreed that no failure or delay by the Borrower or [Transferor] in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

9.	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

If you are prepared to accept the Information on the foregoing terms, please countersign this Agreement in the space provided below and deliver it via telecopier (with the executed original to follow by next-day courier) to:

[Transferor]

[address]

Attention:

Telecopier:

Your acceptance of this Agreement shall be effective upon our receipt of such fax from you.

Yours faithfully,

[TRANSFEROR]

By: [ ] Title: [	[ACCEPTED AND AGREED] ] As at the date hereof
[Name of Transferee] By: [ ] Title: [ ]

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[Agent]

From:	[Guarantor]

Dated:

Dear Sirs

ACE Australia Holding Pty Limited – A$100,000,000 Credit Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that no Default is continuing].

3.	We confirm that attached is a true and correct computation as at [date] of the covenants contained in Clause 18 (Financial Covenants) of the Agreement as required under [Clause 17.2.1 (Annual Financials)]/[Clause 17.3 (Quarterly financials)] of the Agreement.

Signed:
Director
Of
[Guarantor]

SCHEDULE 10

EXISTING LIENS

1.	Lien arising under a Subordination Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., the Guarantor and The Chase Manhattan Bank (now JPMorgan Chase Bank, N.A.) encumbering ACE US Holdings, Inc.’s rights under the Subordinated Loan Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Bermuda Insurance Ltd. and United States Trust Company of New York, as trustee under the Indenture dated October 27, 1998 of ACE US Holdings, Inc.

2.	Liens securing the Fourth Amendment and Restatement of Letter of Credit Facility Agreement dated November 15, 2004 among the Guarantor, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd., certain other financial institutions and Citibank International plc, as Agent and Security Trustee.

SIGNATURES

THE BORROWER

ACE AUSTRALIA HOLDINGS PTY LIMITED

EXECUTED by ACE AUSTRALIA HOLDINGS PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) ) ) ) )

Signature of director	) ) )	Signature of director/company secretary* * delete whichever is not applicable

Name of director (block letters)	) )	Name of director/company secretary* (block letters) * delete whichever is not applicable

Address:	Level 3 ACE Building
28-34 O’Connell Street
Sydney NSW 2000
Fax:	+61 2 9233 7864

THE GUARANTOR

ACE LIMITED

By:

Address:	17 Woodbourne Avenue
Hamilton HM 08
Fax:	441 295 5221

THE MANDATED LEAD ARRANGERS

HSBC SECURITIES (USA) INC.

By:

Address:	452 Fifth Avenue
Tower 5
New York, NY 10018

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate
London
EC2M 3UR
Fax:	0207 085 5143

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	135 Bishopsgate
London
EC2M 3UR
Fax:	0207 085 4564

THE BANKS

HSBC BANK AUSTRALIA LIMITED

By:

Address:	580 George Street
Sydney
NSW 2000

THE ROYAL BANK OF SCOTLAND PLC, AUSTRALIA BRANCH

By:

Address:	Australia Square Tower
264-278 George Street
Sydney NSW 2000

ABN AMRO BANK N.V., AUSTRALIAN BRANCH

By:

Address:	Level 5
88 Phillip Street
Sydney NSW 2000

BARCLAYS BANK PLC AUSTRALIAN BRANCH

By:

Address:	Level 24
400 George Street
Sydney NSW 2000

NATIONAL AUSTRALIA BANK LIMITED

By:

Address:	Level 24
255 George Street
Sydney NSW 2000